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                                                                     EXHIBIT 8.5

                     [LETTERHEAD OF REGISTRAR OF COMPANIES]

RC/EC/INS/23826                         17th October, 1997

CONYERS, DILL & PEARMAN
P.O. Box HM 666
Hamilton HM CX

Attn: David Doyle

Dear Sirs:

                      RE: ORACLE REINSURANCE COMPANY LTD.

     We refer to your letter dated 2nd October, 1997, in which you requested clarification as to whether the proposed "investments made in securities of investment entities" may be accepted as "Relevant Assets" in accordance with Regulation 11 of the Insurance Returns and Solvency Regulations 1980.

     Your request was made on the grounds than the underlying assets to be held by these entities would be marketable securities and other liquid assets. Clearly, it would appear that the underlying investments as described in your correspondence would, if held directly by the company, satisfy the definition of "Quoted Investments". The Insurance Accounts Regulations 1980 ("the 1980 Regulations") define "quoted" as follows:

     "quoted" means an investment as respects which there has been granted a quotation or permission to deal on a stock exchange in Bermuda recognized by the Minister for the purposes of the Act or on any stock exchange or over-the-counter-market of repute outside Bermuda.

     It would therefore appear that there is sufficient evidence to support a recommendation to the Minister of Finance that these "investment entities" be treated as "Relevant Assets", on the basis that their underlying financial strength is sustained by assets that are considered "quoted investments" under the 1980 Regulations. However, it should be noted that until the company is registered and an application is made to this Department, no recommendation can be made to Minister of Finance and the approval process can not be initiated. This letter can in no way be construed as pre-empting a decision which rests with the Minister of Finance.

     Should you have any further questions, please feel free to contact us.

                                                          Yours faithfully,

                                                          /s/ KYMN ASTWOOD
                                                          Mr. Kymn Astwood
                                                          REGISTRAR OF COMPANIES